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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-4 and related Prospectus of Warner Music Group for the registration of $465,000,000 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2014 and £100,000,000 aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2014 and to the use of our reports dated December 13, 2004 and July 8, 2004, with respect to the consolidated and combined financial statements of Warner Music Group.

/s/  ERNST & YOUNG LLP

December 16, 2004

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Consent of Independent Registered Public Accounting Firm